EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
                                 Three Months Ended        Six Months Ended
                                       June 30,                 June 30,
 	                                1996         1995        1996        1995
Weighted average number
of common shares outstanding   10,789,014   5,851,749   10,684,064   5,851,749

Shares issuable pursuant to
warrants and employee stock
option plan, less shares
assumed repurchased at the
average fair value during the
period (1)
                                       --   1,131,123           --          --

issuable pursuant to warrants
and stock options issued during
the 12 month period prior to the
filing of the initial public
offering registration statement,
less shares assumed repurchased
at the offering price of $18
per share                              --     142,063           --     142,063

Effect of August 1995 exchange
offer-additional common shares
outstanding                            --     967,564           --          --
                               ----------   ---------   ----------   ---------
Number of shares for
computation of earnings
per share                      10,789,014  	8,092,499   10,684,064   6,961,376
                               ==========   =========   ==========   =========

Net income (loss)            $(1,579,000)    $154,000  $(1,300,000) $(138,000)

Minority interest (2)                 --       27,000           --    (23,000)
                             -----------    ---------  -----------   ---------

Net income (loss) for
computation of net income
(loss) per share             $(1,579,000)   $	181,000   $(1,300,000)  (161,000)
                              ===========   =========   ==========   =========

Net income (loss) per
share (3)                      $ (0.15)      	$ 0.02      $ (0.12)    $ (0.02)
                              =========     =========     ========    ========

(1)  Excluded in loss periods as impact would be anti-dilutive.
(2) To adjust net income (loss) for minority interest related to the minority shares exchanged.
(3)  There is no difference between primary and fully diluted net income
     (loss) per share.